UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ____)
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

CHEMUNG FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

One Chemung Canal Plaza
Elmira, New York 14901

April 29, 2022

Dear Fellow Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation on Tuesday, June 7, 2022 at Chemung Canal Trust Company, located at One Chemung Canal Plaza, Elmira, New York, at 2:00 p.m., Eastern Time. If you will not attend the meeting in person, we will also provide a telephone conference line for shareholders to listen to the meeting as disclosed under “General Voting Information.”

The Annual Meeting will begin with a review of the matters to be voted upon by the shareholders, as described in the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement. In addition to the formal business matters upon which shareholder action is required, we will report to you on the condition of your Company, what we accomplished in 2021, and our plans for the future.

Your vote is important. We want to be sure that your shares are represented and that your vote is properly accounted for and, whether or not you plan to attend the Annual Meeting, we request that you vote your shares. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy card, as further explained in the Proxy Statement. Please see the attached Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for additional information regarding how to vote your shares.

We encourage you to review the following Proxy Statement for a better understanding of the Corporation, its compensation practices and corporate governance structure, as well as a summary of the matters that will be voted on this year. We have attempted to present the information contained in the Proxy Statement in a straightforward and easily understood manner. However, much of the information presented is required by law to be included in a certain format. We appreciate your taking the time to read our Proxy Statement and hope that we have addressed the issues that interest you, our shareholders. Thank you for your support and investment in Chemung Financial Corporation.

Sincerely,
Anders M. Tomson
President & Chief Executive Officer

One Chemung Canal Plaza
Elmira, New York 14901

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of the Shareholders of Chemung Financial Corporation (“the Annual Meeting”) will be held at Chemung Canal Trust Company, located at One Chemung Canal Plaza, Elmira, New York, on Tuesday, June 7, 2022 at 2:00 p.m., Eastern Time. If you will not attend in person, we will also provide a telephone conference line for shareholders to listen to the meeting as disclosed under “General Voting Information.”

The Annual Meeting of Shareholders of Chemung Financial Corporation will consider and vote upon the following matters, as described more thoroughly in the Proxy Statement attached to this notice:
1.Election of Directors [Proposal 1]:
a.    The election of four directors for a term of three years expiring in 2025;
2.Advisory approval of our 2021 executive compensation (“Say-On-Pay”) [Proposal 2];
3.Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 [Proposal 3]; and
4.Any other business that may properly come before the 2022 Annual Meeting, or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to come before the Annual Meeting.

Shareholders of record as of the close of business on April 8, 2022 will be entitled to vote at the 2022 Annual Meeting or any adjournment or postponement thereof. Please see the “Additional Voting Information” section of the Proxy Statement for more information on how to vote.

Please ensure that your shares are represented at the 2022 Annual Meeting, as your vote is very important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 7, 2022: The Corporation’s 2021 Annual Report to Shareholders on Form 10-K, an abbreviated report for the twelve-month period, the 2022 Proxy Statement and the form of Proxy for the Annual Meeting are available at http://www.astproxyportal.com/ast/01079.

By Order of the Board of Directors

Kathleen S. McKillip Corporate Secretary April 29, 2022 Elmira, New York

Proxy Statement Table of Contents

General Voting Information

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of Chemung Financial Corporation (the “Corporation” or “Chemung Financial”) to be held on Tuesday, June 7, 2022, at One Chemung Canal Plaza, Elmira, New York 14901. Shareholders may also listen to the Annual Meeting via telephone by calling 1-888-390-3967 (United States & Canada) or 1-862-298-0702 (Internationally). In the Proxy Statement, the “Bank” refers to Chemung Canal Trust Company, a New York-chartered trust company and wholly-owned subsidiary bank of Chemung Financial.

The Corporation’s 2022 Proxy Statement, 2021 Annual Report to Shareholders on Form 10-K, an abbreviated report for the twelve-month period, and a proxy card (collectively, the “Proxy Materials”) are scheduled to be mailed on or about April 29, 2022, to shareholders of record as of the close of business on April 8, 2022, the voting record date. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date there were 4,674,026 shares of common stock of the Corporation outstanding and entitled to vote. Each share of common stock of the Corporation is entitled to one vote on each matter that properly comes before the Annual Meeting. Please be sure that your shares are represented at the Annual Meeting by completing and submitting your Proxy by telephone, online or by returning a completed paper proxy card.

Vote Required and Board Recommendations

Proposal	Item	Votes Required for Approval	Board of Directors Recommendation	Effect of Abstentions	Effect of Uninstructed Shares Held by Broker, Bank or Other Agent

Voting Proposal 1	Election of Directors	A plurality of votes cast by holders of shares of common stock of the Corporation entitled to vote	“FOR” each of the Corporation’s four nominees	Not Voted	Not Voted

Voting Proposal 2	Approval, on an advisory basis, of the Corporation’s 2021 Executive Compensa-tion (Say-On-Pay)	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR,” on an advisory basis, the Corporation’s executive compensation (Say-On-Pay)	Not Voted	Not Voted

Voting Proposal 3	Ratification of the Selection of Crowe LLP as the Corporation’s Independent Registered Public Accounting Firm for 2022	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR” the ratification of the appointment of the independent registered public accounting firm, Crowe LLP, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2022	Not Voted	Discretionary Vote

Additional Voting Information

Frequently Asked Questions:

Who is entitled to vote?
The Corporation has one class of stock outstanding, common stock, $0.01 par value per share. At the close of business on the record date of April 8, 2022, there were 4,674,026 shares outstanding. The holders of these shares are considered shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to vote. Shares held in treasury by the Corporation are not eligible to vote and do not count toward a quorum.

What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of the Corporation common stock can be held in (i) certificate form; (ii) by “book entry” at the Corporation’s transfer agent, American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Corporation with the results of the vote for all of the Corporation shares it holds in your account. On “routine” matters, if you as the beneficial owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by the broker from you, the beneficial owner of the shares. The votes attached to such shares, that is, shares that may or may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a “routine” matter is Proposal 3, the ratification of the Corporation’s independent registered public accounting firm. Proposal 1, the election of directors, and Proposal 2, Say-On-Pay, are non-routine matters; therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for those proposals. If your shares are held at a broker, the Corporation urges you to provide voting instructions to your broker so that your vote may be counted.

How are Dividend Reinvestment Plan shares voted?
Shares owned by you in the Chemung Financial Corporation Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions.

What constitutes a quorum?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. Holders of 2,337,014 shares must be present in person or represented by proxy in order to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present. If there is no quorum, the holders of the majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How many votes are required for approval of Proposal 1?
The first item on the agenda is the election of four directors. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of directors to be chosen at the Annual Meeting. Because there are only as many nominees (four) as there are directors to be elected (four) at this year’s meeting, a director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that director.

How many votes are required for approval of Proposal 2?
The second item on the agenda is the advisory approval of the executive compensation, Say-On-Pay. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and; therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Proposal 2 will not have the same effect as a vote “Against” such proposal. A proxy or ballot marked “Against” on Proposal 2 is an actual vote (and counts in the total number of votes cast on the proposal). Therefore, a vote “Against” Proposal 2 makes it more difficult to achieve shareholder advisory approval of Say-On-Pay than a vote to “Abstain.”

How many votes are required for approval of Proposal 3?
The third item on the agenda is ratification of the independent registered public accounting firm, Crowe LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Brokers will be eligible to vote on Proposal 3. A proxy or ballot marked “Abstain” on Proposal 3 will not have the same effect as a vote “Against” such proposal. A proxy or ballot marked “Against” on Proposal 3 is an actual vote (and counts in the total number of votes cast on the proposal). Therefore, a vote “Against” Proposal 3 makes it more difficult to achieve shareholder ratification than a vote to “Abstain.”

How do I vote?
If you are a shareholder of record as of the close of business on April 8, 2022, you will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly by completing, signing and dating the enclosed proxy card and submitting it by mail or by calling 1-800-PROXIES (1-800-776-9437 from the United States) or 1-718-921-8500 from foreign countries, or by visiting www.proxyvote.com. In order for your vote to count, it has to be received by 11:59 p.m., Eastern Time, on June 6, 2022. If your shares are held by a broker, bank or other agent, you must follow the voting instructions on the form you receive from your broker, bank or other agent. If you hold shares through a broker or bank or other agent and wish to vote in person at the Annual Meeting, you must obtain a “legal” proxy from your broker, bank or other agent.

May I revoke my proxy?
A shareholder may revoke a proxy at any time before it is voted by: (1) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Corporation at One Chemung Canal Plaza, Elmira, New York 14901; (2) submitting a later-dated proxy by mail, telephone or via the internet; or (3) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. To revoke your proxy, you must complete and submit a ballot at the Annual Meeting or submit a later-dated proxy. If your shares are registered in the name of your broker, bank or other agent, you should follow your broker’s, bank’s or other agent’s instructions regarding the revocation of proxies.

How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by directors, officers and other employees personally, by telephone or other means. The Corporation will bear all costs of proxy solicitation. The Corporation may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of the Corporation’s common stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

Additional Shareholder Information

Additional Matters for Consideration at the 2022 Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the 2022 Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Corporation’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, in person, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

Shares represented by properly executed proxies will be voted as directed. If you return a signed proxy card without specific voting instructions for any or all proposals, your shares will be voted “FOR” each of the Board’s four Director nominees on Proposal 1; “FOR” Say-On-Pay on Proposal 2; “FOR” ratification of the appointment of Crowe LLP on Proposal 3; and, “FOR” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

Voting Proposal 1 - Election of Directors

The Board is divided into three classes of directors, as equal in number as possible, with one class to be elected each year for a term of three years.

Shareholders will be entitled to elect four directors for a three-year term expiring at the 2025 Annual Meeting of Shareholders, or until their respective successor has been duly elected and qualified. Should any nominee become unable to serve as a director, the persons named as proxies will vote for any alternative nominee who may be nominated by the Board. The Board has nominated for election Ronald M. Bentley, David M. Buicko, Robert H. Dalrymple and Jeffrey B. Streeter to terms listed below.

All four nominees were unanimously recommended by the Nominating and Governance Committee to the Board, have been determined to be qualified, and have consented to serve if elected.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director or nominee. None of the directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) of NASDAQ®, where the Corporation’s common stock is listed. This rule requires disclosure of agreements or arrangements between a director and a third party related to the director’s service on the Board.

The Board is not aware that any nominee named in this Proxy Statement will be unable or unwilling to serve as a director. Under applicable law and the Corporation’s Bylaws, directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected.

•Vote Recommendation: Your Board recommends you vote “For” each of the Corporation’s four nominees:
Ronald M. Bentley, David M. Buicko, Robert H. Dalrymple and Jeffrey B. Streeter

Director Nomination Process:

The Nominating and Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as directors. Director nominees are selected based upon the following criteria:

•Individual Strengths:    The candidate’s knowledge, skill, experience and business expertise.
•Board Composition:        The objective of achieving certain characteristics for the Board as a group, such as diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

The Nominating and Governance Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills and expertise of diversity. Among other factors, the Committee looks for director nominees who know the communities and industries that the Corporation serves. The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees:
•The Committee reviews the qualifications of each candidate who has been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.
•The Committee evaluates the performance and qualifications of individual members of the Board eligible for reelection at the annual meeting of shareholders.
•The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board. In evaluating the suitability of the candidates, the Committee considers many factors including character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee determines are pertinent.

•After such review and consideration, the Nominating and Governance Committee recommends that the Board select the slate of director nominees.

The Board will give substantial weight to the recommendations of the Nominating and Governance Committee in selecting director nominees. For information on how shareholders may participate in the director nomination process, see below.

Annual Meeting Shareholder Proposal Process:

Shareholder Submissions of Director Nominees for the 2023 Annual Meeting:
Any shareholder submission of a candidate for the Board to consider as one of its nominees for director at the 2023 Annual Meeting of Shareholders must be directed in writing not later than 120 days prior to the anniversary date on which the Corporation’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting, or if such nomination is to be made at a meeting of shareholders other than an annual meeting, a reasonable time before the mailing of the Corporation’s proxy material to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include: (i) the name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Corporation’s common stock that are owned by the nominee as of the record date; (vii) detailed information of any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Corporation within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange Act.

A shareholder may act directly to nominate his or her own director candidates at our 2023 Annual Meeting of Shareholders by following the procedures set forth in the subsection titled “Shareholder Proposals for Inclusion in the 2023 Proxy Statement.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our Bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Nominee and Continuing Director Biographies:
The biography of each of the nominees and continuing directors listed on the following page contain information regarding the individuals’ service as a director, business experience, and other positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board’s effectiveness as a whole. Age as of January 1, 2022.

Nominees for Election (term expiring in 2025, if elected)

Ronald M. Bentley, age 69, has served as a director since 2007. From January 1, 2018 through December 31, 2018, he served as a consultant of the Corporation and Bank. He formerly served, from April 2007 to July 2015, as President & CEO of the Corporation and the Bank. Prior to that, from July 2006 through April 2007, he served as President & COO of the Corporation and Bank. Qualifications to serve on the Board include 35 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

David M. Buicko, age 68, has served as director since 2018. Since 2016, he has served as President & CEO of Galesi Group, a diverse real estate company with a commitment to investing in the Capital Region, its infrastructure, and its people. From 1986 to 2016, Mr. Buicko was Chief Operating Officer of Galesi Group. Qualifications to serve on the Board include strategic planning, corporate finance and accounting, mergers and acquisitions, community development, and real estate development and financing for over 35 years.

Robert H. Dalrymple, age 71, has served as a director since 1995. Since 1994, he has served as Secretary and Vice President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies. He also serves as President of Seneca Stone Corporation and Vice President of Chemung Contracting Corporation, both subsidiaries of Dalrymple Holding Corporation. He is the brother of David J. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Jeffrey B. Streeter, age 54, has served as a director since 2018. Since 2002, he has served as President of Streeter Associates, a general construction firm based in Elmira, New York. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic and financial planning, people management and organizational skills.

Continuing Directors (term expiring in 2023)

Richard E. Forrestel Jr., age 64, has served as a director since October 2020. Since 1987, he has served as Treasurer of Cold Spring Construction Company, a highway construction firm. He is a CPA. Qualifications to serve on the Board include experience in accounting, auditing, strategic planning and his former experience serving on the board of directors of a community bank for 22 years where he gained experience and knowledge in all aspects of banking.

Stephen M. Lounsberry III, age 68, has served as a director since 1995. Since 1981, he has served as President of Applied Technology Manufacturing Corp., a manufacturer of machined industrial and railroad component parts. He was formerly a commercial bank internal auditor and vice president of a community bank. Qualifications to serve on the Board include experience in management, marketing, sales, operation, strategic planning and his knowledge of all aspects of banking.

Anders M. Tomson, age 54, has served as a director since 2016. Since December 2016, he has served as President & Chief Executive Officer (“CEO”) of the Corporation and the Bank. From 2015 through 2016, he served as President and Chief Operating Officer (“COO”) of the Bank and was responsible for Retail Client Services during that time. Formerly, from 2011 through 2015, he served as President, Capital Bank, a Division of Chemung Canal Trust Company. Qualifications to serve on the Board include over 15 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

G. Thomas Tranter Jr., age 67, has served as a director since 2014. He retired on June 30, 2020, after serving 20 years, as President of Corning Enterprises and Director of Government Affairs for Corning Incorporated, a diversified manufacturing company. He formerly served 26 years in public administration and management, including being elected Chemung County Executive for three four-year terms. Qualifications to serve on the Board include leadership, business development and managerial skills together with extensive experience in government relations and community development.

Continuing Directors (term expiring in 2024)

Raimundo C. Archibold Jr., age 63, has served as a director since February 2021. Since 2010, he has been a Managing Director of Schwartz Heslin Group, a business advisory and investment banking firm servicing family and entrepreneur-owned businesses. Prior to 2010, he worked for various investment banking firms servicing technology companies as well as financial institutions. Qualifications to serve on the Board include strategic planning, corporate finance and accounting, mergers and acquisitions, community development, and financing for over 30 years.

David J. Dalrymple, age 68, has served as a director since 1993, and is currently Chairman of the respective Boards of the Corporation and the Bank. Since 2014, he has served as President of Dalrymple Gravel and Contracting, a company specializing in producing construction materials for highway construction. He previously held the position of President of Dalrymple Holding Corporation from 1993 until 2014. He is the brother of Robert H. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include over 30 years of experience in business ownership, financial planning experience and strong managerial and organizational skills.

Denise V. Gonick, age 55, has served as director since 2018. She is the founder of Cross Sound Concepts, a strategic advisory firm. From 2012 through 2019, she served as President & CEO of MVP Health Care, a family of companies offering a range of health benefit plans and options combined with leading-edge wellness programs that help reduce health risks and control health care costs. Prior to that she was the Chief Legal Officer and Corporate Secretary of MVP Health Care. Qualifications to serve on the Board include seven years as CEO of a health insurer, 17 years corporate legal experience, leadership, transactions, strategic planning, executive management, financial management, compliance and government relations.

Thomas R. Tyrrell, age 71, has served as a director since 2014. Since 2014, he has served as Vice President of NFP Corp. (formerly Rose & Kiernan, Inc.), a general insurance agency in the North East. He was formerly Albany Area Chairman of Arthur J. Gallagher & Co., a company specializing in providing contract surety and property and casualty insurance and risk management products and services to the construction industry with particular emphasis on the heavy highway, bridge, and general building construction disciplines. Qualifications to serve on the Board include business management skills, sales experience, business ownership experience and service on several boards in the Albany area in the non-profit arena.

Director Retiring as of the 2022 Annual Meeting

Larry H. Becker, age 82, has served as a director since 2011. Since 1983, he has served as COO of Windsor Development, Inc., a regional full service real estate development company that specializes in the development, acquisition and management of supermarket-anchored properties. Prior to founding Windsor Development, Mr. Becker was a founding member of Teal, Becker & Chiaramonte CPAs, an accounting firm in the New York State Capital Region. Qualifications to serve on the Board include more than 40 years of experience owning and managing various business entities in the Capital Region of New York State, experience in corporate finance and accounting and his experience serving on the Board of Directors of Capital Bank & Trust Company. Mr. Becker will retire from the Corporation's and Bank's Boards as of June 7, 2022.

Director Compensation:

The Compensation Committee periodically reviews and is responsible for the design, implementation and administration of the Corporation’s compensation program for members of the Board of Directors and makes recommendations to the Board with respect to the type and amounts of compensation payable to the directors for service on the Boards of the Corporation, Bank and respective board committees. In 2020, McLagan conducted an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices. A primary data source used in the McLagan Report for determining the competitive market for Director compensation was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by McLagan, with input from the Compensation Committee, using objective parameters that reflect bank holding companies of similar asset size and business model located in our general geographic region. With this information, the Board determined that the Director compensation fee structure would change following the approval of the 2021 Chemung Financial Corporation Equity Incentive Plan, which was approved by shareholders at the Annual Meeting held on June 8, 2021 and would be retroactive to January 2021.

Each non-employee director of the Corporation and Bank receives a flat annual retainer fee of $11,500; plus, a supplemental retainer fee for the Chair of the Corporation's and Bank's Board and Chair of the Corporation's and Bank's Committees and is based upon the number of meetings held during the year. This fee is paid quarterly and trued-up in January of the following year based upon the number of meetings held during the prior year. Each non-employee director serving as Chair of the Corporation’s and Bank’s Board, or Audit Committee, receives an additional supplemental annual retainer commensurate with the increased responsibility accompanying such position. All non-employee directors receive a flat fee for attending meetings of the Corporation’s and Bank’s Board and committees. Mr. Tomson received no cash compensation for his service as a director in 2021.

The following table presents the various cash fees paid to non-employee directors in 2021 for their service on the Corporation’s and Bank’s Boards and committees.

BASIC ANNUAL RETAINER FEES(1)

2021	($)

Basic Annual Retainer	11,500

Chair of the Board Supplemental Retainer	7,750

Chair of the Board Fees	5,000

Chair of Audit Committee Supplemental Retainer	2,875

Chair of Audit Committee Chair Fees	1,250

Chair of Loan Committee Chair Fees	3,500

Chair of Trust Committee Chair Fees	1,500

Chair of Compensation Committee Chair Fees	750

Chair of Nominating and Governance Committee Chair Fees	750

Chair of Asset Liability Committee Chair Fees	1,000

MEETING FEES(2)
($)

Board of Directors	500

Chair of the Board	500

Committees of the Board	500

Chair of Committees	500

(1) Annual Retainer fees are paid on a quarterly basis, based on the position held on the Corporation's and Bank's Board and Committee and trued-up in January of the following year.

(2) Based on per meeting attendance.

The Directors’ Deferred Fee Plan allows non-employee directors of the Corporation or the Bank to elect to defer receipt of fees payable to the director for service as a member of the Board of Directors of the Corporation or the Bank. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates as would an actual share of common stock of the Corporation. A director’s unit value account is credited with declared dividends pursuant to a formula described in the Plan. The units are paid to the director in the form of common stock of the Corporation. The common stock of the Corporation payable under the Directors’ Deferred Fee Plan is paid to the director either at a specified age or time elected by the director, at termination of the director’s service with the Corporation and/or Bank, or upon the occurrence of a change in control as defined in the Directors’ Deferred Fee Plan. The number of shares of common stock of the Corporation payable to a director with a unit value account under the Plan represents, at all times, a general unfunded obligation of the Bank, and each director participating in the Directors’ Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value accounts. Currently, there is one non-active participant in the Directors’ Deferred Fee Plan.

2021 Director Compensation Table

The following Director Compensation Table summarizes all compensation paid by the Corporation and Bank to the non-employee directors of the Corporation and Bank for the fiscal year ended December 31, 2021.

Directors	Fees Earned or Paid in Cash	Number of Shares Awarded (1)	Stock Awards Market Value(2)	All Other Compensation		2021 Total Compensation
	($)	($)	($)	($)		($)

Raimundo C. Archibold Jr.	12,500	615	28,000	—		40,500
Larry H. Becker	28,000	615	28,000	—		56,000
Ronald M. Bentley	30,500	637	29,000	4,660	(3)(4)	64,160
David M. Buicko	34,625	706	32,125	—		66,750
David J. Dalrymple	48,000	895	40,750	—		88,750
Robert H. Dalrymple	32,500	703	32,000	—		64,500
Richard E. Forrestel Jr.	30,000	615	28,000	—		58,000
Denise V. Gonick	26,500	615	28,000	529	(3)	55,029
Stephen M. Lounsberry III	29,750	637	29,000	—		58,750
Jeffrey B. Streeter	28,000	615	28,000	—		56,000
Richard W. Swan(5)	30,000	637	29,000	—		59,000
G. Thomas Tranter Jr.	31,000	648	29,500	—		60,500
Thomas R. Tyrrell	32,250	637	29,000	—		61,250

(1) Represents the number of shares of the Corporation's unvested common stock awarded to each Director which will fully vest on the first anniversary of the grant date. Any fractional shares are rounded up to the next whole share.

(2) Represents the grant date fair value for awards earned in 2021. The assumptions used to determine the value of stock awards are described in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's Form 10-K.

(3) Represents mileage paid to certain directors to attend Board and committee meetings during 2021.
(4) Represents $1,500 in Advisory Board fees earned by Mr. Bentley during 2021.
(5) Mr. Swan retired from the Board on June 8, 2021.

Voting Proposal 2 - Advisory Approval of the Corporation's 2021 Executive Compensation ("Say-On-Pay")

Summary and Board Recommendation:
Proposal 2 is a proposal to approve, on an advisory basis, the Corporation’s 2021 executive compensation (“Say-On-Pay”), as described in the “Compensation Discussion and Analysis” section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say-On-Pay is an advisory proposal, which means that the vote on executive compensation is not binding on the Corporation, Board or the Compensation Committee of the Board.

At the 2021 Annual Meeting, shareholders voted to approve the compensation program of the Corporation’s NEOs for the fiscal year ended December 31, 2020. After a comprehensive market review and in light of strong stockholder support, we concluded that no substantial changes to our executive compensation program were required. Approval of Say-On-Pay will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Corporation’s executive compensation (Say-On-Pay).

Say-On-Pay Details:

The Compensation of the Corporation’s NEOs is disclosed in the “Compensation Discussion and Analysis,” the summary compensation table, and the other related tables and narrative disclosures contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and practices provide a strong link between each NEO’s compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive with our peers of comparable size and business model based on our performance, and aligned with the long-term interest of our shareholders.

•Change in Control Agreements: Consistent with shareholder advisory guidance, the Corporation’s executive change in control agreements provide for “double trigger” severance benefits upon the NEO’s qualifying termination event in connection with a change in control.
•Balanced: The Corporation’s bonus program is a balanced program based on predefined goals of both the Corporation and the individual executive’s performance.
•Annual Review: The annual bonus is based on predefined goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.
•Shareholder Aligned: Long-term equity-based incentives, such as restricted stock awards, recognize and encourage an alignment of executives’ goals over the long term with those of the shareholders. Awards under the Restricted Stock Plan provide for vesting over a five year period.

2021 Equity Incentive Plan:

Our shareholders approved the Chemung Financial Corporation 2021 Equity Incentive Plan (the "2021 Equity Incentive Plan") on June 8, 2021. The purpose of the 2021 Equity Incentive Plan is to promote the long-term financial success of the Corporation, and its subsidiaries, including the Bank by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Corporation's stockholders through the ownership of Corporation common stock. The 2021 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding provided, however, that no awards may be granted under the 2021 Equity Incentive Plan after the day immediately prior to the ten-year anniversary of the Effective Date. No further awards will be granted under the Chemung Financial Corporation 2014 Omnibus Plan, including its component plans (the "2014 Omnibus Plan"), and such plan will remain in existence solely for the purpose of administering outstanding grants thereunder. Employees and directors of the Corporation or its subsidiaries are eligible to receive awards under the 2021 Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

Subject to permitted adjustments for certain corporate transaction, the maximum number of shares of Corporation common stock that may be delivered to participants under the 2021 Equity Incentive Plan is equal to 170,000 shares of Corporation common stock (the “Share Limit”). Shares of Corporation common stock subject to the Share Limit may be issued pursuant to grants of stock options, restricted stock awards or restricted stock units. The Share Limit is reduced, on a one-for-one basis, for each share of common stock subject to a stock option, restricted stock award or restricted stock unit.

If any award granted under the 2021 Equity Incentive Plan expires, terminates, is canceled or is forfeited without being settled or exercised or is settled without the issuance of shares of common stock, shares of the Corporation common stock subject to such award will be made available for future grant under the 2021 Equity Incentive Plan. If any shares are surrendered or tendered to pay the exercise price of a stock option, such shares will not again be available for grant under the 2021 Equity Incentive Plan. In addition, shares of Corporation common stock withheld in payment for purposes of satisfying tax withholding obligations with respect to an award do not become available for re-issuance under the 2021 Equity Incentive Plan.

The 2021 Equity Incentive Plan is administered by the members of the Corporation’s Compensation Committee who are “Disinterested Board Members,” as defined in the 2021 Equity Incentive Plan. The Compensation Committee has full and exclusive power within the limitations set forth in the 2021 Equity Incentive Plan to make all decisions and determinations regarding: (i) the selection of participants and the granting of awards; (ii) establishing the terms and conditions relating to each award; (iii) adopting rules, regulations and guidelines for carrying out the 2021 Equity Incentive Plan’s purpose; and (iv) interpreting the provisions of the 2021 Equity Incentive Plan and any award agreement. The 2021 Equity Incentive Plan also permits the Committee to delegate all or part of its responsibilities and powers to any person or persons selected by it.

Set forth below is information as of December 31, 2021 regarding equity compensation plans categorized by those plans that have been approved by shareholders and those plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance Under Plan(1)
	(#)	($)	(#)

Equity compensation plans approved by shareholders	--	--	149,237

Equity compensation plans not approved by shareholders	--	--	--

Total	--	--	149,237

(1) Represents the number of shares that may be granted as stock awards under the Corporation’s 2021 Equity Incentive Plan.

Voting Proposal 3 – Ratification of the Selection of Crowe LLP as the Corporation’s Independent Registered Public Accounting Firm for 2022

Summary and Board Recommendation:

The Audit Committee of the Corporation has selected the independent registered public accounting firm, Crowe LLP (“Crowe”), as the Corporation’s independent registered public accounting firm for the year ending December 31, 2022. The selection process included a thorough review of Crowe’s performance in prior years, the quality and expertise of the Crowe management team, its understanding and expertise in the industries in which the Corporation operates, the appropriateness of the fees charged, and its familiarity with the Corporation’s internal controls and accounting policies and practices.

Although shareholder approval of the appointment of Crowe is not required, the Board believes that it is important to give shareholders an opportunity to ratify the decision of the Audit Committee. If the selection is not ratified, the Audit Committee will consider the shareholders’ views in future retention of the Corporation’s independent registered public accounting firm.

A representative of Crowe is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and may be available to respond to appropriate questions.

Ratification of the selection of Crowe will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, Crowe LLP, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2022.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Corporation’s Audit Committee assists the Board in fulfilling its oversight responsibilities for the integrity of the Corporation’s financial statements, systems of internal accounting and financial controls, compliance with legal regulatory requirements, and the independent auditor’s qualifications, independence and performance as well as the performance of its internal audit function. The members of the Audit Committee meet the independence requirements of applicable laws and rules as determined by the Board. Five meetings of the Audit Committee were held during 2021. The charter was approved in February 2022 and can be viewed on the Bank’s website at: https://s25.q4cdn.com/655202364/files/doc_downloads/governance/Audit-Committee-Charter.pdf

On March 21, 2022, the Audit Committee appointed the independent registered public accounting firm, Crowe LLP, as the Corporation’s independent auditors for the year ending December 31, 2022.

The Audit Committee has reviewed and discussed with management and with Crowe LLP, the Corporation’s audited consolidated financial statements for the year ended December 31, 2021. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and, received the written disclosures and the letter from the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence from the Corporation. The Audit Committee also discussed the quality and adequacy of the Corporation’s internal controls with management and the independent auditors. In addition, the Audit Committee reviewed with Crowe LLP their audit plans, audit scope and identification of audit risks.

Based upon the above-mentioned reviews and discussions with management and Crowe, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the Securities and Exchange Commission.

The Audit Committee:
            David M. Buicko, Chairman            Jeffrey B. Streeter
            Larry H. Becker                G. Thomas Tranter Jr.
            David J. Dalrymple                Thomas R. Tyrrell
            Richard E. Forrestel Jr.

This foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Fees Paid to Independent Registered Public Accounting Firm
Fees billed by Crowe LLP relating to the years ended December 2021 and 2020 are provided in the following table. All services provided by Crowe in 2021 and 2020 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,

	2021	2020
	($)	($)

Audit Fees	335,000	371,800
Audit-Related Fees	30,000	8,000
Tax Fees	—	—
Captive Insurance Subsidiary Fees	23,050	22,750
All Other Fees	—	—

Total Fees	388,050	402,550

The audit fees were for professional services rendered for the audit of the Corporation’s annual financial statements, the independent auditor’s report on internal control over financial reporting, review of financial statements included in the Corporation’s Quarterly Reports filed on Form 10-Q, additional audit procedures required to be performed in response to the COVID-19 pandemic, and services that are normally provided by Crowe LLP in connection with statutory and regulatory filings or engagements.

The $30,000 in Audit-Related Fees for 2021 consisted of $20,000 for additional review of new accounting software and $10,000 for services related to the consent issued with the filing of the Form S-8 dated June 21, 2021 with the SEC. The $8,000 in Audit-Related Fees for 2020 consisted of an attestation of the Corporation’s financial statements as of December 31, 2019 and December 31, 2018 related to the S-3 filing on April 27, 2020 for the Corporation’s Shelf Registration Statement.

The Captive Insurance Subsidiary Fees for 2021 and 2020 were for audit and tax services.

Audit Committee Pre-Approved Policies and Procedures

The Audit Committee pre-approves the audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. Crowe LLP and management periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Audit Committee Chair or a delegated sub-committee is authorized to pre-approve such services provided that such pre-approval is ratified by the Audit Committee at its next regularly-scheduled meeting.

Corporate Governance

The business of the Corporation is managed under the direction of its Board of Directors in accordance with the laws of New York State. The Board serves as the ultimate decision-making body of the Corporation, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Corporation. The directors are responsible to exercise their business judgment as they reasonably believe will further the long-range best interests of the Corporation, its shareholders and other stakeholders. The Board believes that the success of the Corporation depends on its financially sound performance to further its strategic objectives and its adherence to high standards of business ethics focusing on the letter and spirit of regulatory and legal mandates. At least once a year, the Board will take an active role in reviewing strategic planning of the Corporation and will exercise oversight over the implementation of strategic planning.

The Nominating and Governance Committee of the Board is responsible for ensuring that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Corporation has and follows appropriate governance standards. This assessment includes whether individual directors or nominees qualify as independent under applicable laws and guidelines, as well as consideration of diversity, age, skills and experience of the directors as a group in the context of the needs of the Board. A majority of the directors must meet the criteria for general Board independence as required and defined by NASDAQ®.

The Board’s membership is divided into three classes, as equal in number as possible, with one class generally to be elected each year by the Corporation’s shareholders for a term of three years. The Nominating & Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent directors. In making its recommendations, the Nominating and Governance Committee will consider any proposals it properly receives from shareholders for director nominees. Shareholders may propose a director candidate for consideration by the Nominating and Governance Committee by following the rules described under the heading “Shareholder Proposals for Inclusion in the 2023 Proxy Statement” in the Additional Shareholder Information section. The Nominating and Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as directors of the Corporation and Bank, taking into account the criteria described in the “Director Nomination Process” in the “Voting Proposal 1 – Election of Directors” section.

The Board does not believe that directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced directors, whose insights into the Corporation and its operations typically expand and deepen over time. When evaluating whether incumbent directors should be re-nominated, the Nominating and Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, each such director’s attendance record for meetings of the Corporation’s Board, its subsidiary bank’s Board and committees on which the director serves, as applicable, and the same general qualities and attributes, such as suitability, personal character, integrity, general experience and background that it applies to new candidates for director. Additionally, the Corporation’s Bylaws provide that directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75. The Board may waive the limitation in its discretion or establish a greater age in the future.

Board Leadership Structure:

Chemung Financial is managed under the direction of its Board. All members of the Corporation’s Board also serve on the Board of the Bank. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Corporation’s business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. The Board currently consists of thirteen members. The Corporation separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management and a higher degree of independence and transparency between the Board and management. The CEO is familiar with the Corporation’s business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy. The Chairman of the Board presides at all executive sessions of the Board, facilitating teamwork and communication between management and the Board, while providing guidance to the CEO. Mr. David J. Dalrymple served as Chairman of the Board in 2021. The Corporation believes that oversight by the Chairman of the Board, combined with the Corporation’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of Board leadership. The Nominating and Governance Committee and the independent directors will continue to evaluate the Board’s leadership structure as part of its regular reviews of corporate governance and succession planning to ensure that it remains best suited for the Corporation and shareholders.

Board Diversity Matrix (as of December 31, 2021):

The Company believes in the benefits that diversity brings to the Board of Directors. Based upon voluntary self-identification by each member of the Company's Board of Directors, the diversity composition of the Board of Directors for the current year is disclosed as follows:

Total Number of Directors: 13
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity:
Directors	1	8	—	4
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	4

Anti-Hedging Policy:

The Corporation’s anti-hedging and anti-pledging provisions are covered in the Corporation’s Insider Trading Policy. Under the policy, directors and executive officers are prohibited from engaging in short sales of Corporation stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Corporation stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Corporation stock. In addition, directors and executive officers are prohibited from pledging Corporation stock as collateral for any loan or holding Corporation stock in a margin account.

Board Committees:

The Board has four standing committees whose membership and responsibilities must meet certain NASDAQ® and SEC requirements. These standing committees are the Audit, Enterprise Risk, Nominating and Governance and Compensation and Personnel Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more directors, as well as non-directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

Committee Membership

The Nominating and Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual directors and the specific requirements, if any, of NASDAQ® and the SEC for service on such Committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a director on a committee should be subject to term limits. All members of the four standing Committees are independent directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Enterprise Risk Committee	Compensation & Personnel Committee	Nominating & Governance Committee
Raimundo C. Archibold Jr.		✔
Larry H. Becker	✔
Ronald M. Bentley			✔
David M. Buicko	Chair
David J. Dalrymple	✔	Chair	✔	✔
Robert H. Dalrymple			✔	✔
Richard E. Forrestel Jr.	✔	✔
Denise V. Gonick		✔	✔	✔
Stephen M. Lounsberry III		✔	Chair	✔
Jeffrey B. Streeter	✔	✔
G. Thomas Tranter Jr.	✔	✔	✔	✔
Thomas R. Tyrrell	✔		✔	Chair

Each of the four standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the committee. Each has the power to hire, at the Corporation’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest. The charters of each committee can be viewed on the Bank’s website at: https://s25.q4cdn.com/655202364/files/doc_downloads/governance/

Committee Descriptions

A description of each of the four standing Committees, as well as the Executive Committee, follows:

•Audit Committee: Mr. Buicko is the Chair of the Audit Committee; he has served in this role since 2019. The primary responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Corporation’s independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Corporation, reviewing the financial statements and audit report with management and the Corporation’s independent auditors and reviewing the earnings and financial releases and quarterly and annual reports filed with the SEC. In accordance with applicable rules, the Audit Committee must specifically approve, in advance, all services performed by the independent auditor. The Audit Committee met five times in 2021. For additional information, see the “Audit Committee Report” section.

•Compensation and Personnel Committee: Mr. Lounsberry is the Chair of the Compensation and Personnel Committee (the “Compensation Committee”); he has served in this role since 2012. The Compensation Committee’s primary responsibilities include to exercise authority, in its sole discretion, to retain and terminate, or obtain the advice of any adviser to be used to assist in the performance of its duties, but only after taking into consideration factors relevant in the adviser’s independence from management as specified in NASDAQ® Listing Rule 5605(d)(3), or any successor provision thereto, exercise authority or make recommendations to the Board (depending on the terms of the compensation plan) relating to the compensation of the executive officers, including to review and determine the compensation of the CEO and the other Named Executive Officers, review the Corporation’s compensation plans and programs affecting other employees, review management’s proposals for the election and promotion of officers, monitor compensation trends; and, select a peer group of companies against which to compare the Corporation’s compensation for the CEO, executive officers and chief auditor. The Compensation Committee’s oversight of the Bank’s incentive compensation plans, including setting corporate measures and goals consistent with principles of safety and soundness, make recommendations to the Board relating to awards and long-term equity awards. Director compensation is established by the Corporation’s Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee met four times in 2021. For additional information, see the “Director Compensation” section.

•Nominating and Governance Committee: Mr. Tyrrell is the Chair of the Nominating and Governance Committee; he has served in this role since 2019. The Nominating and Governance Committee’s primary responsibilities include oversight of the Corporation’s corporate governance matters on behalf of the Board of Directors, identifying, evaluating and recommending qualified director nominees, considering shareholder nominees for election to the Board, reviewing annually and reporting to the Board regarding the independence of the directors, reviewing committee structure and making recommendations to the full Board for committee membership, recommending Corporate Governance Guidelines to the Board, and overseeing the Board and committee self-evaluation process. The Nominating and Governance Committee met four times in 2021.

•Enterprise Risk Committee: Mr. David J. Dalrymple is the Chair of the Enterprise Risk Committee; he has served in this role since the establishment of the committee in 2016. The responsibilities of the Enterprise Risk Committee include monitoring the Corporation’s compliance with legal and regulatory requirements, key risk areas to assess the effectiveness of risk management policies and procedures, reviewing management’s assessment of the enterprise risk profile of the Corporation including applicable ratios, trends and key risk indicators for credit, market, liquidity, operational, compliance and legal reputation and strategic risk, environmental, social and corporate governance risk, and the aggregation and correlation of individual risk exposures. At least annually, the committee will review a vendor report which provides a third party risk management program overview, including any vendor issues along with status of critical, high risk, and new vendor due diligence. The committee will review a physical safety and security annual report which provides a timeline of all incidents related to workplace safety and health as well as physical security for the previous twelve (12) months. The committee reviews the information security report on a quarterly basis outlining strategic objectives, program changes, phishing tests and vulnerability management and trends. The committee is provided with an annual incentive compensation evaluation which reviews all incentive compensation plans and assigns a risk rating to each plan. The committee will be apprised of environmental, social and governance initiatives from our management-level committee through the Enterprise Risk Management Dashboard, which is presented to the committee on a quarterly basis. Major fraud losses are reported to the committee on an annual basis citing any trends, concerns, and recommendations for improvement. At the beginning of the year, a training plan for the employees and directors is presented to the committee for review; this outlines all regulatory required training for the Corporation. The Enterprise Risk Committee met four times in 2021.

•Executive Committee: The main purpose of the Executive Committee is to act on matters that may require immediate attention at a time when it is impractical or inconvenient to convene the entire Board and serves in a dual capacity for the Corporation and the Bank. The Executive Committee has the full authority of the Board, except those powers that are expressly reserved to the Board under law or the Corporation’s Bylaws. For example, the committee is not authorized pursuant to the Bylaws to make submissions to shareholders of any action that requires shareholders’ approval, fill vacancies on the Board of Directors or in any committee, fix compensation of the Board or any committee, amend or repeal the Bylaws or the adoption of new Bylaws or amend or repeal any resolution of the Board. Because the Board believes proper governance involves the entire Board in the Corporation’s decision-making process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair, Mr. D. Dalrymple and Messrs. Bentley, Buicko, R. Dalrymple, Lounsberry, Tomson, Tranter and Tyrrell. In 2021, the Executive Committee met two times.

Executive Session with Independent Directors

In addition to regular Board and committee meetings, directors meeting the general independence test under NASDAQ® meet, at least, two times a year in Executive Session to discuss any matters deemed relevant to the Corporation’s operation and condition. No current members of management are in attendance during these sessions, which are chaired by the Chairman of the Board. Due to the informality and expectation of confidentiality that characterize Executive Sessions, typically no binding corporate decisions or actions are taken nor official records maintained for them. The independent directors held two Executive Sessions in 2021.

Attendance

In 2021, the Corporation’s Board held twelve regularly-scheduled meetings and the Board of the Bank also held twelve regularly-scheduled meetings. Each then-current director attended at least 75% of the Board meetings and committee meetings to which he or she were assigned. The Corporation does not have a formal policy regarding attendance by a member of the Board at the Corporation’s Annual Meeting of Shareholders. In 2021, eleven of thirteen then-current directors attended the Annual Meeting of Shareholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for senior financial officers, which applies to the Bank’s CEO, CFO, Chief Auditor and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both codes can be viewed on the Bank’s website at the following link: https://chemungfinancial.q4ir.com/corporate-information/documents/default.aspx

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board, through recommendation of the Nominating and Governance Committee, to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

The Corporation’s Governance Guidelines require that the Board consist of a majority of independent directors. Based upon a review of the annual Directors’ Questionnaires and the responses of the directors to questions regarding affiliation, compensation history, employment, and relationships with family members and others, the Board determined that all directors except for Mr. Tomson meet the independence requirements of the applicable laws and rules and NASDAQ® listing standards. In connection with its evaluation of director independence during 2021, there were no transactions considered other than those described under the section titled “Related Party Transactions.”

There were no “Compensation Committee Interlocks,” as defined under the SEC rules, in existence during the fiscal year 2021. No member of the Compensation Committee is a current or former employee of the Corporation or Bank. No member of the Compensation Committee is party to any related party transaction with the Corporation requiring disclosure by the Corporation or Bank.

In addition to meeting NASDAQ® general independence standards applicable to directors, the directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements some of which may be more rigorous than the general standards. The Board has determined that Directors Buicko, Becker, D. Dalrymple, Forrestel, Streeter, Tranter and Tyrrell, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Director Buicko qualifies as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members are required to be financial experts). Further, the Board has determined that Directors Lounsberry, Bentley, D. Dalrymple, R. Dalrymple, Gonick, Tranter and Tyrrell, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ® and the SEC for Compensation Committee members.

Related Party Transactions:

•Loans and Extensions of Credit: The Sarbanes-Oxley Act generally prohibits publicly-traded companies from making loans to their executive officers and directors; however, it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations.

The Bank is engaged, and expects to engage in the future, in banking transactions in the ordinary course of business with executive officers, directors and their related parties, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Bank and that do not involve more than the normal risk of collectability or present other unfavorable features. Additionally, any transactions that would be required to be reported must be reviewed by the Audit Committee or another independent body of the Board of Directors. Any transaction with a director is reviewed by and subject to approval of the members of the Board of Directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to us from an unrelated third party through an arms-length transaction.

The aggregate outstanding amount of our loans to the executive officers, directors and their related parties was $51.2 million as of December 31, 2021. At December 31, 2021, all loans to directors, executive officers and their related parties were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2021, and were made in compliance with federal banking regulation.

•Other Transactions: Mr. Buicko is President and CEO of Galesi Group and a member of Westcott Road Development LLC from which the Bank has leased, since 2018, its branch located at 2 Rush Street, Schenectady, New York, under a lease agreement through February 2033 with a monthly rent payment of $8,000. The total estimated lease payments beginning in January 2021 through the end of the term of the lease are expected to be $937,677. Mr. Becker is COO of Windsor Development Group, Inc. and the Bank leases its branch located at 1365 New Scotland Road, Slingerlands, New York, under a lease agreement through July 2027 with a monthly rent payment of $4,000. The total estimated lease payments beginning January 2021 through the end of the term of the lease are expected to be $289,039.

Board Risk Oversight:

The Board is responsible for establishing the level of risk that the Corporation will take. The Board approves the Corporation’s overall business strategies and significant policies, including those related to managing risks. The Board has approved significant policies to establish tolerances for the institution’s activities and periodically reviews risk exposure limits to align with the changes in the institution’s strategies, address new activities and products, and react to changes in the industry and market conditions. The Board has charged the Enterprise Risk Committee with the oversight of risk management. The Chief Risk Officer (the “CRO”) reports to the CEO and the Enterprise Risk Committee. The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization. The CRO ensures that the risk triggers are appropriate for the nature and complexity of the Corporation’s and Bank’s business activities and are consistent with the risk parameters established by the Board. The CRO makes regular reports to the Board and Enterprise Risk Committee regarding the status of risk management.

As it relates to the risks inherent in the Corporation’s incentive compensation plans, the CRO prepares and presents an annual report to the Compensation Committee and the Enterprise Risk Committee verifying the plans do not encourage excessive risk-taking. This risk assessment includes an evaluation of the design of the Bank’s incentive plans to ensure they satisfy bank regulatory requirements and do not encourage excessive or imprudent risk-taking, the Board’s oversight of our incentive compensation program to ensure that there is effective governance over the program and the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals. At the present time, the Compensation Committee, Enterprise Risk Committee and the Board do not believe these plans create risks that are reasonably likely to have a material adverse effect on the Corporation due to the existence of internal controls and the fact that the incentive payments comprise of a moderate portion of the employees’ total compensation. For more information, see the “Compensation Discussion and Analysis” section.

Environmental, Social and Governance:

The Enterprise Risk Committee has primary oversight of our efforts to be responsible stewards of the environment, to be a good corporate citizen in our communities, and to maintain strong governance practices. The oversight assists the Corporation and Bank to focus better on how we impact our key stakeholders and communities, while also strengthening our business performance.

As presented on the Bank’s website, “Chemung Financial embraces its corporate responsibility and commits to fully supporting every community within our footprint. This responsibility requires inclusion, volunteerism, financial support, thoughtful partnerships and the responsible management of our environmental impact. The value we provide to these communities is an integral part of who we are. Our employees’ leadership and service in charitable and civic organizations is foundational to our corporate citizenship. We serve diverse communities and value a representative workforce and Board of Directors. Our community-banking mission focuses equally on all of our stakeholders and promotes the long-term sustainability of our communities.” For more information, visit the Bank’s website at www.chemungcanal.com.

Shareholder Communication with the Board:

Shareholders may communicate to the Board, to an individual director or directors, or to a particular committee of the Board by directing such communication either by email to kmckillip@chemungcanal.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901. If a shareholder intends such communication to be delivered to an individual director, specific directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

The Corporation’s Named Executive Officers for 2021 were Anders M. Tomson, President and CEO; Karl F. Krebs, Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer; Loren D. Cole, Executive Vice President and Chief Information Officer (“CIO”); Peter K. Cosgrove, Executive Vice President, Chief Credit Officer (“CCO”) and Chief Risk Officer (“CRO”); and, Daniel D. Fariello, President, Capital Bank Division.

Stock Ownership Information

The following table sets forth the beneficial ownership of the Corporation’s common stock, as defined under SEC rules, as of April 8, 2022, the record date for the 2022 Annual Meeting, for each director, director nominee and NEO of the Corporation, as well as for all directors and executive officers as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed. Under Rule 13d-3 of the Exchange Act, a person is considered a beneficial owner of a security if they have or share voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. “Voting Power” is the power to vote or direct the voting of shares. “Investment Power” is the power to dispose or direct the disposition of shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Directors, Nominees and NEOs:	(#)		(%)

Raimundo C. Archibold Jr.	615	(1)	*
Larry H. Becker	37,033	(1)	*
Ronald M. Bentley	51,753	(1)	1.11%
David M. Buicko	5,951	(1)	*
David J. Dalrymple	40,816	(1)(2)	*
Robert H. Dalrymple	246,932	(1)(3)	5.28%
Richard E. Forrestel Jr.	12,775	(1)	*
Denise V. Gonick	3,187	(1)(4)	*
Stephen M. Lounsberry III	19,302	(1)(5)	*
Jeffrey B. Streeter	12,192	(1)(6)	*
Anders M. Tomson	46,474	(7)(9)	*
G. Thomas Tranter Jr.	25,736	(1)	*
Thomas R. Tyrrell	7,308	(1)	*
Loren D. Cole	8,396	(7)(8)(9)	*
Peter K. Cosgrove	2,930	(9)	*
Daniel D. Fariello	6,903	(7)(9)	*
Karl F. Krebs	11,516	(7)	*
Directors and executive officers as a group (20 people)	572,435		12.25%

*Less than 1% based upon 4,674,026 outstanding shares as of April 8, 2022.

(1) Includes all unvested shares of the Corporation’s common stock held in a restricted stock account at American Stock Transfer and Trust Company LLC on behalf of the directors for their annual stock compensation. Directors Archibold, Becker, Bentley, Buicko, D. Dalrymple, R. Dalrymple, Forrestel, Gonick, Lounsberry, Streeter, Tranter and Tyrrell own 615, 615, 637, 706, 895, 703, 615, 615, 637, 615, 648 and 637, respectively.

(2) Includes 20,646 shares held solely by David J. Dalrymple and 20,170 shares held in trust over which Mr. Dalrymple has voting and dispositive powers.

(3) Includes 1,469 shares held solely by Robert H. Dalrymple. Includes 234,486 shares held by RD Wood, LLC, which Robert H. Dalrymple and Elizabeth T. Dalrymple manage and have shared voting and dispositive power over. Includes 10,977 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership.

(4) Includes 1,987 shares held solely by Denise V. Gonick and 1,200 shares held jointly with her spouse.

(5) Excludes 16,091 shares that Stephen M. Lounsberry has credited to his account in memorandum unit form under the Corporation’s Directors’ Deferred Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Corporation’s common stock pursuant to the terms of the Plan and the election of the plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

(6) Includes 2,192 shares held solely by Jeffrey B. Streeter and 10,000 shares held in a revocable trust.

(7) Includes all shares of common stock of the Corporation held for the benefit of certain executive officers by the Bank as trustee of the Bank’s Profit Sharing, Savings and Investment Plan. Messrs. Tomson, Cole, Fariello and Krebs own 12,747, 3,621, 1,387 and 5,729 shares, respectively.

(8) Includes 11,082 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.

(9) Includes all unvested shares of the Corporation’s common stock held in a restricted stock account at American Stock Transfer and Trust Company LLC on behalf of certain executive officers. Messrs. Tomson, Cole, Cosgrove and Fariello own 3,985, 3,509, 2,709 and 3,503, respectively. Mr. Krebs’ restricted stock vested in February, 2021, when he turned 65.

5% Shareholders:
The following table sets forth the beneficial ownership of the Corporation’s common stock as of April 8, 2022, the record date for the 2022 Annual Meeting, by four holders known by us to be the beneficial owner of more than 5% of the outstanding shares of the Corporation’s common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Number of Shares Owned		Percentage of Shares Owned
More than 5% Owner (other than directors):	(#)		(%)

Chemung Canal Trust Company	277,877	(1)	5.90%
One Chemung Canal Plaza, P.O. Box 1522
Elmira, New York 14902-1522

Dalrymple Family Limited Partnership	339,242	(2)	7.30%
Henry M. Dalrymple
Matthew D. Dalrymple
2105 S. Broadway
Pine City, New York 14871

RD Wood LLC	281,095	(3)	5.00%
Robert H. Dalrymple
Elizabeth T. Dalrymple
5 Woodland Way
Ithaca, New York 14850-9802

FJ Capital Management	352,922	(4)	7.57%
7901 Jones Branch Drive, Suite 210
McLean, VA 22102

(1) Shares held by the Bank in various fiduciary capacities, either alone or with others. Includes 279,877 shares held with shared voting power. There are 198,811 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or beneficiary and the Bank actually receives voting instructions.

(2) Mr. David J. Dalrymple no longer has shared powers or voting rights of Dalrymple Family Limited Partnership. Mr. Dalrymple’s sons, Henry M. and Matthew D. Dalrymple, are general partners of Dalrymple Family Limited Partnership of which each hold 50% ownership. Based on information reported in a Schedule 13G/A filed with the SEC on February 11, 2022, the Dalrymple Family Limited Partnership and Henry M. Dalrymple and Matthew D. Dalrymple have shared voting and dispositive power over all the shares.

(3) Robert H. Dalrymple and Elizabeth T. Dalrymple are the managers of RD Wood, LLC. RD Wood, LLC is owned by a family trust and by Elizabeth T. Dalrymple. The above amount includes 1,469 shares held solely by Mr. Robert H. Dalrymple, 10,977 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership. Based on the information reported in a Schedule 13G/A filed with the SEC on February 11, 2022, RD Wood, LLC has shared voting and dispositive power over 234,486 shares; Robert H. Dalrymple has shared voting and dispositive power over 234,486 shares; and, Elizabeth T. Dalrymple has shared voting and dispositive power over 234,486 shares.

(4) Based on information reported in a Schedule 13G/A filed with the SEC on February 10, 2022 the holdings consist of 307,556 shares of common stock of the Corporation held by Financial Opportunity Fund LLC and 10,904 shares of common stock of the Corporation held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 34,462 shares of common stock of the Corporation held by managed accounts that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this Proxy Statement provides our shareholders with an explanation of the Corporation’s compensation philosophies, objectives, processes, practices and other relevant factors in setting NEO compensation. For more information on the Corporation’s Named Executive Officers see the “Named Executive Officers” section.

Compensation Philosophy and Objectives:

As discussed in the “Committee Description” section, the Compensation Committee reviews and administers the Corporation’s compensation policies and practices for NEOs. The Corporation’s compensation philosophy is designed to attract, motivate and retain highly qualified financial services professionals capable of maximizing business performance for the benefit of shareholders. The Compensation Committee believes in a simple, straight-forward approach to executive compensation and, therefore, has limited the number and types of plans used to compensate NEOs. For more information on the plans, see the “Elements of Compensation” section.

The Corporation’s and Bank’s compensation plans and practices are designed to reward NEOs for satisfying both corporate and individual performance goals. In 2021, compensation components of NEO compensation consisted of base salary, short and long term performance-based incentives, and retirement and other benefits. The Compensation Committee reviews quantitative and qualitative/subjective measures before applying its judgment to determine appropriate compensation for its NEOs. As a result, incentive plan pay is not tied directly to any specific set of metrics. As such, the Compensation Committee has not established rigid formulas for the allocation between cash and non-cash components, the allocation of short-term and long-term equity incentive compensation, or the percentage by which other NEOs’ compensation opportunity should be in relation to the CEO’s compensation. The Compensation Committee uses peer group data to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions. As described below, the Compensation Committee also utilizes an independent compensation consultant to periodically evaluate NEO compensation levels and mix of cash and stock compensation. In 2021, the Compensation Committee believes that the relationship between the NEOs’ total compensation (base salary plus cash and stock-based incentive compensation) and the Corporation’s financial results demonstrates the alignment the Corporation has established between pay and business performance.

Setting Executive Compensation:

The Compensation Committee is responsible for the design, implementation and administration of our compensation plans and practices for the NEOs. The Compensation Committee periodically engages an independent outside consulting firm to conduct a comprehensive review of the Corporation’s executive compensation program. This peer group was developed by McLagan, with input from the Compensation Committee, using objective parameters that reflect bank holding companies of similar asset size and business model located in our general geographic region.

The peer group, which is listed below, consists of twenty-two (22) bank holding companies in Connecticut, Maine, Massachusetts, New York, Ohio and Pennsylvania that range from $1 billion to $5 billion in assets:

ACNB Corp.	CNB Financial Corp.	Financial Institutions Inc.	Orrstown Financial Services
Arrow Financial Corp.	ENB Financial Corp.	First Bancorp Inc.	Peoples Financial Services
Bar Harbor Bank Shares	Enterprise Bancorp Inc.	Franklin Financial Services	Rhinebeck Bancorp Inc.
Citizens & Northern Corp.	Evans Bancorp Inc.	Greene County Bancorp Inc.	Salisbury Bancorp Inc.
Civista Bancshares Inc.	Farmers National Banc Corp.	LCNB Corp.	SB Financial Group Inc.
Codorus Valley Bancorp. Inc.	Fidelity D & D Bancorp. Inc.

The Compensation Committee evaluates the peer group annually for suitability and may modify the peer group from time-to-time based on mergers and acquisitions within the industry or other relevant factors. The Corporation uses the peer bank data to inform it of the pay levels and practices of the Corporation’s peers as they most closely represent the labor market in which the Bank competes for key talent. Informed by this data, the Compensation Committee’s goal is to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions, although actual compensation paid to an NEO may vary based on other factors such as the individual’s performance, experience, responsibilities and competitive conditions.

Role of Management:

Although the Compensation Committee is ultimately responsible for designing our Executive Compensation Program, input from the CEO is critical in ensuring that the Compensation Committee has the appropriate information needed to make informed decisions. The CEO participates in compensation-related actions associated with the other NEOs purely in an informational and advisory capacity and he presents the other NEOs’ performance summaries and recommendations relating to their compensation to the Compensation Committee for its review and recommendation to the full Board for approval. The CEO neither recommends nor participates in Compensation Committee deliberations regarding his own compensation.

Previous Say-On-Pay Vote Results:

Following our Annual Meeting of Shareholders on June 8, 2021, the Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation with respect to 2020 compensation actions and decisions for our NEOs, which resulted in approximately 95% of the votes cast in favor of the proposal. After a comprehensive market review and in light of strong shareholder support, we concluded that no substantial changes to our Executive Compensation Program were required.

Elements of Compensation:

In 2021, the mix of base salary and incentive compensation (which is incentive cash compensation and equity awards) places the average variable pay received by NEOs, other than the CEO, at approximately 66% of their base salary. The CEO’s incentive pay comprised of cash and restricted stock, represented approximately 70% of his base pay. Awards under the incentive plans are based on the Compensation Committee’s independent business judgement after evaluating the performance of each executive officer against pre-established Bank and individual goals. The Compensation Committee regularly reviews these elements of compensation in order to ensure that, as a whole, they conform to the Bank’s philosophy and objectives.

•Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Compensation Committee’s perceived value of the position, both in the context of the market data of the Bank’s peer group for similar positions, as well as the individual fulfilling the duties of the position. The CEO reviews the base salaries of the other NEOs with the Compensation

Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process which includes professional and leadership performance and the attainment of goals set forth in the Corporation’s annual business plan and base salary levels of each NEO relative to peers.

In December 2020, the Compensation Committee reviewed the NEOs’ base salaries utilizing the same methodology (relevant market data of our peer group and individual performance) and increased the base salaries as follows:

Named Executive Officer	2020 Salary	2021 Raise		2021 Salary	Nature of Increase
		% of Base Salary	Amount of Increase
	($)	(%)	($)	($)

Anders M. Tomson	480,000	7.9	38,000	518,000	Merit and Market-Based

Loren D.Cole	216,110	5.2	11,250	227,360	Merit and Market-Based

Peter K. Cosgrove	231,750	2.9	6,750	238,500	Merit and Market-Based

Daniel D. Fariello	219,200	7.5	16,440	235,640	Merit and Market-Based

Karl F. Krebs	255,694	5.0	12,785	268,479	Merit and Market-Based

Based on a similar assessment of the NEOs’ performance in 2019, the Compensation Committee increased each NEO’s base salary as follows:

Named Executive Officer	2019 Salary	2020 Raise		2020 Salary	Nature of Increase
		% of Base Salary	Amount of Increase
	($)	(%)	($)	($)

Anders M. Tomson	460,000	4.3	20,000	480,000	Merit and Market-Based

Loren D.Cole	192,610	12.2	23,500	227,360	Merit and Market-Based

Peter K. Cosgrove	225,000	3.0	6,750	231,750	Merit and Market-Based

Daniel D. Fariello	195,700	12.0	23,500	219,200	Merit and Market-Based

Karl F. Krebs	231,854	10.3	23,840	255,694	Merit and Market-Based

The Compensation Committee conducts an annual performance review of the CEO. The CEO’s performance objectives are defined consistent with, and in support of, the Corporation’s annual business plan. Performance is also measured against progress towards the attainment of the Corporation’s long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against its peer group and progress in achieving long-term strategic objectives. For purposes of comparing the relevant financial metrics, the same peer group is used to assess total compensation. For more information on the peer group, see the “Setting Executive Compensation” section.

Additionally, in the context of structuring of our incentive compensation plans, the Compensation Committee assesses the individual contributions made by the NEOs, which includes assessing their accountability for specific financial, organization, operational and risk management objectives that are otherwise measurable performance objectives, the attainment of which contributes significantly to the growth and profitability of the Bank’s business operations. As a result, the Compensation Committee believes the Bank’s incentive compensation plans incentivize the NEOs to effectively plan, organize, supervise, monitor and evaluate the key functional area and department for which they are responsible and through which the Corporation’s most important corporate objectives are achieved.

The NEOs are eligible for the same benefits available to all other employees of the Bank including life and health insurance, vacation, holidays, and personal and sick leave.

•Short and Long-Term Performance-Based Incentive Compensation: The Corporation has adopted incentive compensation plans to motivate and reward senior officers (including the NEOs) for achieving predefined goals. The Compensation Committee and the Board do not subscribe to formula-driven incentive plans, but believe in maintaining discretion over the payment of incentive compensation. This discretion permits the Compensation Committee to make compensation decisions in the best interests of the Corporation and shareholders when events beyond the control of management positively or negatively influence financial results. In certain circumstances, the Compensation Committee may reduce or increase incentive payments. Each senior officer’s incentive award opportunity is not limited to a specified percentage of the incentive pool.

The Compensation Committee employs cash and restricted stock awards to recognize significant efforts or individual contributions of senior officers, including the NEOs. In determining these awards, many factors are considered including, but not limited to, the Bank’s net earnings vs. original plan, the financial results delivered by the senior officer’s division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Bank’s success. The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Compensation Committee. There is no expectation that these awards will be paid each year. The Compensation Committee approved a cash bonus pool representing 30% of the aggregate base salaries of NEOs and 20% of the aggregate base salaries of senior officers. In 2021, the cash awards totaled $647,500 and the value of the restricted stock awards totaled $807,500 for a total of $1,455,000 representing approximately 40% of the aggregate base salaries of plan participants. In 2021, the Compensation Committee approved an additional bonus pool for senior officers who are members of the Executive Management Team, in recognition of the record earnings of the Corporation in 2021, representing 10% of the cash and stock awards presented. The additional cash awards totaled $59,500 and the additional restricted stock awards totaled $59,500 for a total of $119,000 or 10% of their awards received in the original awards granted. As mentioned previously, these two components of incentive compensation for NEOs (other than the CEO) represent approximately 60% of the NEOs’ base salaries. In 2021, the CEO’s cash award totaled $181,500 and the value of the restricted stock award totaled $181,500 for a total of $363,000.

The following paragraphs provide further description of these plans:

•2021 Equity Incentive Plan: The Corporation adopted the Chemung Financial Corporation 2021 Equity Incentive Plan, which was approved by stockholders in June 2021, to promote the long-term financial success of the Corporation, and its Subsidiaries, including the Bank by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Corporation's stockholders through the ownership of Corporation common stock. The 2021 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding provided, however, that no awards may be granted under the 2021 Equity Incentive Plan after the day immediately prior to the ten-year anniversary of the Effective Date. Mr. Tomson recommends to the Compensation Committee (other than his own compensation) the number of shares to be awarded to senior officers including NEOs. Twenty senior officers including Messrs. Tomson, Cole, Cosgrove, Fariello and Krebs were awarded restricted stock for their service in 2021. These shares vest over a five-year period (except that the award Mr. Tomson received vests after one year). Vesting accelerates immediately in case of death, disability or an involuntary termination following a change in control. For an entire description of the plan, see the "2021 Equity Incentive Plan" section. For additional information, see the "Summary Compensation Table" section.

•Retirement and Other Benefits: The Corporation sponsors the Chemung Canal Trust Company 401(k) Defined Contribution Profit Sharing, Savings and Investment Plan (the “401(k) Plan”) which covers all employees. The Corporation contributes a non-discretionary 3% of gross annual wages for each participant, regardless of the participant’s deferral, in addition to a 50% match up to 6% of gross annual wages. All contributions made on or after January 1, 2017 will vest immediately, while all previous contributions continue vesting on a five-year vesting schedule. The 401(k) Plan’s assets consist of Chemung Financial Corporation common stock, as well as other common and preferred stocks, U.S. Government securities and corporate bonds and notes. The Bank instituted a total “freeze” of any future benefit accruals under the Chemung Canal Trust Company Pension Plan (the “Pension Plan”) effective January 1, 2017. Messrs. Tomson, Cole, Cosgrove, Fariello and Krebs received a 3% non-discretionary contribution to the 401(k) Plan subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. Effective January 1, 2017, as a result of the total “freeze” of the Pension Plan, all eligible employees will participate in the 401(k) Plan subject to limitations imposed by the Code and applicable regulations.

•Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”): In June 2012, the Compensation Committee adopted the Defined Contribution SERP to attract and retain high-quality talent. Messrs. Tomson, Cole, Cosgrove, Fariello and Krebs are credited with an annual contribution from the Bank in an amount equal to 20% of their base salary, which such annual contribution will cease upon the earlier of their (1) termination of employment for any reason or (2) the discontinuation of their participation in the Defined Contribution SERP.

The Bank may discontinue future contributions to any participant at any time. Benefits are payable upon the earlier of retirement, disability, death or a change in control. The annual Bank contribution is credited as of the last day of the applicable plan year provided that the participant is actively employed on that date. As of each valuation date, the cumulative value of each participant’s account shall be credited with simple interest at a rate of return equal to the average yield on 5-year U.S. treasury notes for the calendar quarter ending immediately prior to the valuation date.

•Chemung Canal Trust Company Deferred Compensation Plan (the “Deferred Compensation Plan”): The Bank maintains the Deferred Compensation Plan that allows the NEOs and other senior officers that the Compensation Committee may approve annually, to defer amounts up to all of their compensation to be paid at a future date as elected by the officer. Although all of the NEOs are eligible to participate, Messrs. Tomson, Cosgrove and Krebs were the only NEOs who participated in the plan in 2021. For more information on the Deferred Compensation Plan, see the “Deferred Compensation Plan” section.

•Perquisites: The NEOs are granted perquisites which the Compensation Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people. Mr. Tomson has the use of a Bank-owned vehicle for business purposes and periodically uses a car service in order to continue facilitating meetings and conducting business, as necessary, during his travel time. Messrs. Cosgrove, Fariello and Krebs each received mileage reimbursements in 2021.

•Change in Control Agreements: The Bank has entered into individual change in control agreements with Messrs. Tomson, Cole, Cosgrove, Fariello and Krebs, which (except for Mr. Tomson's) were amended and restated in December 2019. The purpose of the change in control agreements is to retain and secure key executives and encourage their attention and dedication to their assigned duties in the event of a change in control of the Bank. The agreements, as amended, have a double trigger change in control provision such that in the event of the executive’s voluntary termination without cause or voluntary termination for good reason within twelve (12) months following the effective date of a change in control of the Corporation or the Bank, each executive would be entitled to receive a severance benefit equal to 2.0 times or 2.99 times (for Mr. Tomson) his highest annual rate of base salary and highest annual incentive award (paid in the form of cash and/or stock, as applicable) paid by the Bank to, or earned by, the executive during the calendar year of the change in control or either of the two (2) calendar years immediately preceding the change in control. Severance pay will be reduced by all amounts that are required to be withheld or deducted under the federal, state or municipal law. Such benefit would be payable to each executive in equal monthly installments for twenty-four (24) months or thirty-six (36) months (for Mr. Tomson).

Compensation Committee Report:

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section, as required by item 402(b) of the SEC’s Regulation S-K. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

            Stephen M. Lounsberry III, Chairman    Denise V. Gonick
Ronald M. Bentley                G. Thomas Tranter Jr.
            David J. Dalrymple                Thomas R. Tyrrell
            Robert H. Dalrymple

This foregoing Compensation Committee Report is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Executive Officers

The following table sets forth certain information regarding the NEOs and other executive officers of the Corporation and Bank as of January 1, 2022:

Name	Age	Position

Anders M. Tomson	54	CEO of the Corporation and the Bank (2016); President and COO of the Bank (2015); President of Capital Bank, a division of Chemung Canal Trust Company (2011). Mr. Tomson has been with the Bank since 2011.

Loren D. Cole	49	Executive Vice President and Chief Information Officer of the Bank (2018); Senior Vice President and Chief Information Officer of the Bank (2017); Senior Vice President of Bank of Oklahoma (2017); Executive Vice President of SpiritBank Corp. (2011). Mr. Cole has been with the Bank since 2017.

Peter K. Cosgrove	61	Executive Vice President, Chief Credit Officer and Chief Risk Officer (2020); Executive Vice President and Chief Credit Officer (2019); Regional Sales Executive, East Region, at KeyBank (2016); and member of the Merger Integration Leadership Team at KeyBank (2015-2017). Mr. Cosgrove has been with the Bank since 2019.

Daniel D. Fariello	45	President of Capital Bank, a division of Chemung Canal Trust Company (2018); Senior Vice President of Capital Bank (2013); Relationship Manager (Commercial Loan Officer) of First Niagara Bank N.A. (2005). Mr. Fariello has been with the Bank since 2013.

Kimberly A. Hazelton	54	Executive Vice President of the Bank (2016) responsible for Retail Client Services; Chief Operation Officer (2014) at Alternatives Federal Credit Union; Market President, Retail (2007-2013) at TD Bank. Mrs. Hazelton has been with the Bank since 2016. Mrs. Hazelton is not an NEO.

Jeffrey P. Kenefick	55	Regional President of the Bank (January 4, 2021); Senior Vice President (2019-2021); Executive Vice President, Commercial & Strategic Development and Regional President, Five Star Bank (2016); Executive Vice President, Commercial Banking and Regional President (2013-2016). Mr. Kenefick has been with the Bank since 2019. Mr. Kenefick is not an NEO.

Karl F. Krebs	65	Chief Financial Officer and Treasurer of the Corporation and Executive Vice President, Chief Financial Officer and Treasurer of the Bank (2013); Executive Vice President and Chief Financial Officer of Financial Institutions (2009). Mr. Krebs has been with the Bank since 2013.

Thomas W. Wirth	56	Executive Vice President of the Bank (2015) responsible for the Wealth Management Group; Senior Vice President of the Bank (2004) responsible for Investment Services. Mr. Wirth has been with the Bank since 1987. Mr. Wirth is not an NEO.

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain NEOs of the Corporation for each of the last three fiscal years, where applicable. Tables included in this section are as follows:
•Summary Compensation
•All Other Compensation
•Grants of Plan-Based Awards
•Outstanding Equity Awards at December 31, 2021
•Vested Equity Awards at December 31, 2021
•Deferred Compensation
•Defined Contribution SERP
•Potential Payments Under Change in Control

Summary Compensation Table:

Name and Principal Position	Year	Salary (1)	Cash Bonus (1)	Stock Awards		Change in Pension Value	All Other Compensation (4)	Total

		($)	($)	($)		($)	($)	($)

Anders M. Tomson	2021	518,000	181,500	181,915	(2)	—	159,127	1,040,542
President & CEO	2020	480,000	157,500	161,242	(2)	—	151,223	949,965
	2019	460,000	125,000	115,637	(2)	—	162,833	863,470

Karl F. Krebs	2021	268,789	88,000	84,790	(3)	—	82,386	523,965
Executive Vice President,	2020	256,186	108,500	46,525	(3)	—	83,276	494,487
CFO and Treasurer	2019	235,540	62,500	67,500	(3)	—	89,436	454,976

Loren D. Cole	2021	227,710	74,250	71,529	(3)	—	71,015	444,504
Executive Vice President	2020	216,542	84,000	36,019	(3)	—	69,193	405,754
and CIO	2019	196,283	42,500	47,500	(3)	—	60,066	346,349

Peter K. Cosgrove	2021	238,867	79,750	76,843	(3)	—	81,728	477,188
Executive Vice President,	2020	232,010	77,000	33,032	(3)	—	76,868	418,910
CCO and CRO	2019	78,144	15,000	17,500	(3)	—	18,821	129,465

Daniel D. Fariello	2021	236,003	77,000	74,164	(3)	—	70,548	457,715
President, Capital Bank Division	2020	219,200	80,500	34,500	(3)	—	66,244	400,444
	2019	195,700	35,000	40,000	(3)	—	71,121	341,821

(1) The amounts shown for salary represent the annual rate of base salary and the amounts shown for bonus represent amounts earned in 2021, 2020 and 2019, respectively.

(2) The amounts shown for Mr. Tomson were made under the terms of the 2021 Equity Incentive Plan and reflect the grant date fair value as reported in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's Form 10-K. The awards for 2021 are restricted and fully vest on the first anniversary of the grant date. Awards for 2020 and 2019 were fully vested upon grant. The stock awards granted to Mr. Tomson for 2020 and 2019 includes director fees in the amounts of $26,258 and $22,653, respectively.

(3) The amounts shown for Messrs. Krebs, Cole, Cosgrove and Fariello represent shares granted under the 2021 Equity Incentive Plan and reflect the grant date fair value as reported in Note 14 of the Corporation’s audited consolidated financial statements contained in the Corporation’s Form 10-K. Twenty percent of the restricted stock awarded vests each year commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date. For more information on the restricted stock granted, see the “Grants of Plan-Based Awards Table” section. The amount of the awards are determined in the discretion of the Compensation Committee as discussed in the “Elements of Compensation” section.

(4) The amounts shown include non-discretionary and matching contributions made by the Bank to the 401(k) Plan, dividends paid on unvested restricted stock, Defined Contribution SERP contributions and perquisites such as car allowance, personal portion of Bank-owned vehicles, gas reimbursement, mileage reimbursement (“Automobile Allowance/Usage”) and club memberships.

All Other Compensation Table:

Name	Employer Contributions to 401(k)	Dividends on Restricted Stock Awards	Automobile Allowance/ Usage	Club Memberships	Defined Contribution SERP	Total
	($)	($)	($)	($)	($)	($)

Anders M. Tomson	17,400	—	14,075	24,052	103,600	159,127

Karl F. Krebs	17,400	1,103	1,249	8,876	53,758	82,386

Loren D. Cole	14,602	2,946	0	7,925	45,542	71,015

Peter K. Cosgrove	15,029	1,430	725	16,772	47,773	81,729

Daniel D. Fariello	10,356	2,997	6,074	3,920	47,201	70,548

Grants of Plan-Based Awards Table:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value of Stock Awards(3)
		(#)		($)

Anders M. Tomson	01/12/2022	3,985	(1)	181,915

Karl F. Krebs	12/15/2021	1,899	(2)	84,790

Loren D. Cole	12/15/2021	1,602	(2)	71,529

Peter K. Cosgrove	12/15/2021	1,721	(2)	76,843

Daniel D. Fariello	12/15/2021	1,661	(2)	74,164

(1) This grant was awarded to Mr. Tomson as part of a year-end bonus for 2021. The awards were granted pursuant to the 2021 Equity Incentive Plan on January 12, 2022 and fully vest on the first anniversary of the grant date.

(2) These grants were awarded on December 15, 2021 and vest in five equal annual installments commencing on the first anniversary of the grant date.
(3) These amounts represent the grant date fair value as reported in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's Form 10-K for the year ended December 31, 2021. The stock was awarded under the 2021 Equity Incentive Plan.

Outstanding Equity Awards at December 31, 2021 Table:

The following table shows all outstanding restricted stock awards held by each NEO under the 2021 Equity Incentive Plan and the Restricted Stock Plan as of December 31, 2021.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Yet Vested(1)	Fair Value of Shares or Units of Stock That Have Not Vested(2)
		(#)	($)

Loren D. Cole	12/15/2021	1,602	74,413
	12/16/2020	820	38,089
	12/18/2019	639	29,682
	12/19/2018	375	17,419
	12/20/2017	73	3,391

Peter K. Cosgrove	12/15/2021	1,721	79,940
	12/16/2020	752	34,930
	12/18/2019	236	10,962

Daniel D. Fariello	12/15/2021	1,661	77,153
	12/16/2020	786	36,510
	12/18/2019	537	24,944
	12/19/2018	398	18,487
	12/20/2017	121	5,620

(1) Restricted stock awards vest in five equal annual installments commencing on the grant date.

(2) These amounts represent the fair value of $46.45, the closing price for the Corporation's common stock on December 31, 2021.

Restricted Stock Vested During the Year Ended December 31, 2021 Table:

The following table shows all restricted stock awards held by each NEO under the Restricted Stock Plan that vested during the year-ended December 31, 2021.

Name	Vested Date	All Other Stock Awards: Number of Shares of Stock	Vested Date Fair Value of Stock Awards
		(#)	($)

Karl F. Krebs	2/17/2021	275	9,721	(1)
	2/17/2021	524	18,523	(1)
	2/17/2021	912	32,239	(1)
	2/17/2021	1,208	42,703	(1)
	2/17/2021	1,324	46,803	(1)
	12/15/2021	1,899	84,790	(2)

Loren D. Cole	12/16/2021	205	9,338	(3)
	12/17/2021	187	8,282	(4)
	12/17/2021	212	9,389	(4)
	12/20/2021	73	3,263	(5)

Peter K. Cosgrove	12/16/2021	188	8,563	(3)
	12/17/2021	78	3,455	(4)

Daniel D. Fariello	12/16/2021	196	8,928	(3)
	12/17/2021	179	7,928	(4)
	12/17/2021	199	8,814	(4)
	12/20/2021	121	5,409	(5)
	12/20/2021	92	4,112	(5)

(1) These amounts represent the fair value of $35.35, the closing price of Chemung Financial Corporation’s common stock on the 2/17/2021 vesting date.

(2) These amounts represent the fair value of $44.65, the closing price of Chemung Financial Corporation’s common stock on the 12/15/2021 vesting date.

(3) These amounts represent the fair value of $45.55, the closing price of Chemung Financial Corporation’s common stock on the 12/16/2021 vesting date.

(4) These amounts represent the fair value of $44.29, the closing price of Chemung Financial Corporation’s common stock on the 12/17/2021 vesting date.

(5) These amounts represent the fair value of $44.70, the closing price of Chemung Financial Corporation’s common stock on the 12/20/2021 vesting date.

Chemung Financial Corporation Amended and Restated Restricted Stock Plan (the "Restricted Stock Plan"):

Prior to the approval of the 2021 Equity Incentive Plan, the Corporation granted awards to executive officers, excluding the CEO, under the Restricted Stock Plan, a component plan of the 2014 Omnibus Plan. Awards granted under the Restricted Stock Plan vest over a five-year period, lapse with termination of employment, unless otherwise waived by the Compensation Committee, and vest immediately in case of death, disability or a change in control. In connection with the implantation of the 2021 Equity Incentive Plan, no more awards are permitted to be granted under the Restricted Stock Plan and the plan will remain in existence solely for the purpose of administering outstanding grants thereunder. For additional information, see the "Summary Compensation Table" section.

Deferred Compensation Plan:

The Deferred Compensation Plan allows a select group of management and employees to defer all or a portion of their annual compensation to a future date. Eligible employees and generally highly-compensated employees are designated by the Board of Directors from time to time. Messrs. Tomson, Cosgrove and Krebs were the only NEOs who participated in the Deferred Compensation Plan in 2021. Investments in the plan are recorded as trading assets and deferred amounts are an unfunded liability of the Corporation. The Deferred Compensation Plan requires deferral elections be made before the beginning of the calendar year during which the participant will perform the services to which the compensation relates. Participants in the Deferred Compensation Plan are required to elect a form of distribution, either lump sum payment or annual installments not to exceed ten years, and a time of distribution, either a specified age or a specified date. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the IRS Code. The income from investments and cost of the plan are recorded as dividend, non-interest income, and non-interest expenses, respectively, in the consolidated statements of income.

Deferred Compensation Table:

As previously discussed in the “Deferred Compensation Plan” section, the Bank maintains a Deferred Compensation Plan. The following table sets forth the contributions made by the NEOs for 2021.

Name	Year	Employee Contribution	Registrant Contribution	Aggregate Earnings(1)	Aggregate Balance
		($)	($)	($)	($)

Anders M. Tomson	2021	33,775	—	1,964	74,972

Peter K. Cosgrove	2021	272,495	—	16,616	705,574

Karl F. Krebs	2021	40,318	—	8,622	306,202

(1) These amounts are not reported in the "Summary Compensation Table" section.

(2) Amounts reflected in the “Summary Compensation Table” section for the previous year for Messrs. Tomson, Cosgrove and Krebs include $30,250, $265,644 and $25,635, respectively. Mr. Fariello was not considered an NEOs in 2020.

Pension Benefits:

•Tax Qualified Pension Plan: The Bank adopted the Pension Plan, which is a non-contributory defined benefit pension plan and a “qualified plan” under the Code and therefore must be funded. Contributions are deposited to the plan and held in trust. The Pension Plan assets may only be used to pay retirement benefits and eligible plan expenses. The Bank instituted a total “freeze” of any future benefit accruals under the Chemung Canal Trust Company Pension Plan (the “Pension Plan”) effective January 1, 2017. None of the NEOs are participants in the Pension Plan.

Under the Pension Plan, pension benefits are based upon final average annual compensation where the annual compensation is total base earnings paid plus salary deferrals. Bonuses, overtime, commissions and dividends are excluded. The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior ten years) times years of service (up to a maximum of 25 years), plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years), plus 0.65% of average monthly compensation in excess of covered compensation for each year of credited service up to 35 years. Covered compensation is the average of the social security taxable wage bases in effect for the 35-year period prior to normal social security retirement age. Compensation for purposes of determining benefits under the Pension Plan is reviewed annually. On September 21, 2016, the Board amended the Pension Plan to cease future benefit accruals effective January 1, 2017. During the fourth quarter of 2018, the Corporation offered terminated, vested employees, the option to receive lump sum settlement payments. The effects of these changes are reflected in Note 14 of the 10-K under pension plan disclosures as of December 31, 2018.

Normal retirement age under the Pension Plan is age 65. Participants may commence their retirement benefit prior to the age of 65 if they have at least five years of credited service and have attained age 55. The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit. The reduction is 6.67% for each year between age 60 and 65 that the benefit commences prior to the age of 65. The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

•Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”): The Defined Contribution SERP is provided to certain executives to motivate and retain key management by providing a non-qualified retirement benefit that is payable at retirement, disability, death and certain other events. The NEOs who participated in the plan in 2021 are as follows: Messrs. Tomson, Cole, Cosgrove, Fariello and Krebs. Under the Defined Contribution SERP, the Bank will make an annual contribution to each participant's account equal to 20% of the participant's base salary until the earlier of (i) the participant's termination of employment for any reason or (ii) the discontinuation of the participant's participation in the plan. The annual contribution is credited on the last day of the plan year, provided that the participant is employed on that date. On the first day of each calendar quarter, participants' accounts are credited with simple interest at a rate of return equal to the average yield on 5-year U.S. treasury notes for the immediately preceding calendar quarter. Participants are zero percent vested in their account until they have participated in the plan for five years. Participants become 50% vested in their account after five years of participation in the plan and an additional 10% for each year of participation thereafter. Participants become fully vested in their account in the event of attaining normal retirement age, a change in control, death or disability.

The Defined Contribution SERP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly-compensated employees under Section 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Defined Contribution SERP’s expense is the Corporation’s annual contribution plus interest credits.

Defined Contribution SERP Table:

Name	Registrant Contribution(1)	Aggregate Earnings(1)	Aggregate Balance(2)
	($)	($)	($)

Anders M. Tomson	103,600	5,480	743,243

Karl F. Krebs	53,758	2,886	390,641

Loren D. Cole	45,542	715	129,032

Peter K. Cosgrove	47,773	537	110,424

Daniel D. Fariello	47,201	1,063	171,317

(1) Contributions are reflected in the “Summary Compensation Table” section for 2021. No aggregate earnings were reported in the “Summary Compensation Table” section.

(2) Amounts reflected in the “Summary Compensation Table” section for the previous year for Messrs. Tomson, Krebs, Cole and Cosgrove include $96,000, $51,237, $43,309 and $46,402, respectively. Mr. Fariello was not considered an NEO in 2020.

Pay Ratio Disclosure:

The Bank’s compensation program is designed to motivate all employees to carry out the Corporation’s Mission of value for our shareholders, value for our clients, value for our employees and value for our communities. The Corporation aims to pay appropriate compensation at all levels within the Bank.

The following is a reasonable estimate calculation, prepared in accordance with SEC rules, of the ratio of the total annual compensation paid to Mr. Tomson, our President & CEO, to the median of the total annual compensation of all of the Bank’s employees except Mr. Tomson, for 2021.

Our median employee for this calculation was determined using wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for all of our active employees, excluding Mr. Tomson, as of December 31, 2021. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the data used in the calculation only for our full-time employees who were hired during 2021.

After identifying the median employees as described above, we determined that the median employee had a total annual compensation of $41,512 for 2021. The total annual compensation for Mr. Tomson for the same period was $841,469. The ratio of Mr. Tomson’s annual compensation for 2021 to the median total annual compensation of all other employees for 2021 was estimated to be 1-to-20.

Agreements with Named Executive Officers

The following paragraph summarizes the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2021.

The Bank has entered into a Change in Control Agreement with Mr. Tomson, President and CEO. If within 12 months following a change in control, Mr. Tomson’s employment is terminated without cause or Mr. Tomson resigns for good reason, the agreement provides for a cash severance payment equal to 2.99 times the highest annual rate of base salary and highest annual incentive award paid to, or earned by, Mr. Tomson for any of the two calendar years ending with the year in which Mr. Tomson’s employment ended. Payments would be made in equal monthly installments for thirty-six (36) months following the effective date of the termination. The executive's shares of restricted stock shall immediately vest and all restrictions thereon shall lapse. See “Potential Payments Table” below for more information.

The Bank has entered into Change in Control Agreements with executive officers Krebs, Cole, Cosgrove and Fariello. If within 12 months following a change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, the agreements provide for payments of 2.0 times the executive’s highest annual rate of base salary and highest annual incentive award paid to, or earned by, the executive for any of the two calendar years ending with the year in which the executive’s employment ended. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination. The executive’s shares of restricted stock shall immediately vest and all restrictions thereon shall lapse. See “Potential Payments Table” below for more information.

Potential Payments Table:

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination For Good Reason Within One Year of Change in Control(1)(2)(3)	Voluntary Resignation	Retirement	Disability	Death	Involuntary Termination With Cause(1)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason(1)(3)
		($)	($)	($)	($)	($)	($)	($)

	Severance	2,634,190	—	—	—	—	—	—
Anders M. Tomson	Restricted Stock(4)	—	—	—	—	—	—	—
President and CEO	Non-Qualified SERP(5)	743,243	668,919	668,919	743,243	743,243	—	668,919
	Disability	—	—	—	284,588	—	—	—
	Total	3,377,434	668,919	668,919	1,027,831	743,243	—	668,919

	Severance	889,578	—	—	—	—	—	—
Karl F. Krebs	Restricted Stock(4)	—	—	—	—	—	—	—
Executive Vice President,	Non-Qualified SERP(5)	390,641	390,641	390,641	390,641	390,641	—	390,641
CFO and Treasurer	Disability	—	—	—	17,073	—	—	—
	Total	1,280,218	390,641	390,641	407,714	390,641	—	390,641

	Severance	752,420	—	—	—	—	—	—
Loren D. Cole	Restricted Stock(4)	162,993	—	—	162,993	162,993	—	—
Executive Vice President,	Non-Qualified SERP(5)	129,032	—	—	129,032	129,032	—	—
and CIO	Disability	—	—	—	390,324	—	—	—
	Total	1,044,445	—	—	682,349	292,025	—	—

	Severance	796,734	—	—	—	—	—	—
Peter K. Cosgrove	Restricted Stock(4)	125,833	—	—	125,833	125,833	—	—
Executive Vice President,	Non-Qualified SERP(5)	110,424	—	—	110,424	110,424	—	—
CCO and CRO	Disability	—	—	—	140,007	—	—	—
	Total	1,032,992	—	—	376,265	236,258

	Severance	780,005	—	—	—	—	—	—
	Restricted Stock(4)	162,714	—	—	162,714	162,714	—	—
Daniel D. Fariello	Non-Qualified SERP(5)	171,317	—	—	171,317	171,317	—	—
President, Capital Bank Division	Disability	—	—	—	454,867	—	—	—
	Total	1,114,037	—	—	788,899	334,032	—	—

(1) The term "cause" generally means personal dishonesty, willful misconduct, breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), gross insubordination, or gross negligence. For the purposes of this paragraph, no act or failure to act shall be considered "willful" unless done or omitted to be done, by the executive officer not in good faith and without a reasonable belief that the executive officer's action or omission is in the best interests of the Bank. In no event shall the executive officer be deemed to have been terminated by Cause unless and until there shall have been delivered to the executive officer a copy of a certification by a majority of the non-officer members of the Board of Directors finding that the executive was guilty of conduct deemed to be Cause.

(2) The term "change in control" generally means (i) any merger, consolidation or other corporate reorganization in which the Corporation or the Bank is not the surviving corporation, (ii) the event that any "person" (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Corporation or the Bank representing thirty percent (30%) or more of the combined voting power of the Bank's then outstanding securities, provided that the acquisition of additional securities or voting power by a person who, as of the date of this Agreement, already is the direct or indirect beneficial owner of twenty percent (20%) of such combined voting power, shall not constitute a change of control, or (iii) the event in which a majority of the members of the Corporation's or the Bank's Board of Directors is replaced during any twenty-four (24) month period or who was appointed to the Corporation's or the Bank's Board of Directors during such twenty-four (24) month period as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Corporation or the Bank prior to the date of appointment or election.

(3) The term "good reason" generally means (i) a material reduction in the executive officer's base salary or benefits in effect as of the effective date of the change in control; (ii) a material reduction in the executive officer's authority, duties or responsibilities from the position and attributes associated with the executive officer's position (or any successor executive position in effect as of the effective date of the change in control); (iii) a relocation of the executive officer's principal place of employment in effect immediately prior to the effective date of the change in control, resulting in an increase of the executive officer's commute of thirty (30) miles or more; or (iv) a material breach of the executive officer's change in control agreement by the Bank.

(4) Our 2021 Equity Incentive Plan and the Restricted Stock Plan provide that, if the executive officer's employment is terminated without cause or if the executive officer resigns for good reason, after the effective date of the change in control (i.e., "double-trigger"), then the executive officer's unvested restricted stock awards become fully vested. The value of equity amounts represents the fair value of $46.45 per share, the closing price for the Corporation's common stock on December 31, 2021.

(5) In the event of change in control, the executive officer's Defined Contribution SERP account will become fully vested and paid in a lump sum cash payment (i.e., "single trigger"); provided, however, that in the event the executive officer receives any payments or other compensation that would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), and, would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the benefit shall be reduced to the minimum degree necessary to avoid application of the excise tax.

Delinquent Section 16(a) Reports

The Corporation’s executive officers and directors, as well as any 10% shareholders of the Corporation, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of Corporation common stock, including changes in their stock ownership. The Corporation has reviewed these reports filed by the Corporation’s executive officers and directors during 2021, along with written statements received from the directors and executive officers. Based solely upon review of these reports furnished to the Corporation and its representatives and certain representations that no other reports were required, subject to the SEC reporting requirements, all directors and executive officers filed the required reports on a timely basis.

Shareholder Proposals for Inclusion in the 2023 Proxy Statement

The Corporation’s Board will establish a date for the 2023 Annual Meeting of Shareholders. The shareholder’s proposal must be received by the Corporate Secretary of Chemung Financial Corporation at its principal executive offices, One Chemung Canal Plaza, Elmira, New York 14901, no later than December 30, 2022, which is 120 days prior to the date the proxy statement for the 2023 Annual Meeting will be first mailed. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Under new SEC Rule 14a-19, a shareholder intending to engage in a director election contest with respect to the Corporation's annual meeting of shareholders to be held in 2023 must give the Corporation notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year's annual meeting. This deadline is April 8, 2023. Additionally, our Corporation Bylaws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder. Note that this requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to present a proposal for a vote at any annual meeting pursuant to the Corporation’s Bylaws.

The Corporation’s Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Corporation’s principal executive offices not less than 120 calendar days prior to the anniversary date the Proxy Statement was mailed to shareholders in connection with the previous year’s annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s Proxy Statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made.

ANNUAL MEETING OF SHAREHOLDERS OF

CHEMUNG FINANCIAL CORPORATION

June 7, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your Proxy Card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your Proxy Card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://www.astproxyportal.com/ast/01079

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430300000000000000 2 060722

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND A VOTE "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers of the Corporation ("Say-on-Pay").	☐	☐	☐
3. To ratify the appointment of Crowe LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

This Proxy will, when properly executed, be voted as directed by the shareholder.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR" the election of the nominees in Proposal 1 and "FOR" Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CHEMUNG FINANCIAL CORPORATION

Annual Meeting of Shareholders – June 7, 2022

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Karl F. Krebs and Thomas J. Whitaker as proxies, with power to act without the other and with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on the items on the reverse side, and at the discretion of said proxies on such other matters as may properly come before the meeting, all the shares of stock of Chemung Financial Corporation held on record by the undersigned on April 8, 2022, standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Corporation to be held June 7, 2022 or any adjournment thereof.

(Continued and to be signed on the reverse side)

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